Exhibit 99.2
Limelight Networks Names Douglas Lindroth Chief Financial Officer
Tempe, AZ — 15 October 2008 — Limelight Networks, Inc. (Nasdaq: LLNW) today announced Douglas Lindroth has been named chief financial officer (CFO) of the company.
“We’re pleased to add a talented financial executive like Doug to the Limelight executive management team. Doug brings extensive experience in building global technology companies, and will provide us with the perfect blend of operational and financial skills to help guide Limelight Networks’ growth as we continue to scale our operations to meet the growing demand for Internet content delivery,” said Jeff Lunsford, chairman and chief executive officer.
“It is an honor to join Limelight Networks, a growing company in an emerging market space. Through my time on the board, I have learned about the opportunities for this business and have been involved in its strategic planning initiatives. These experiences will benefit me greatly as I take on this new position,” said Lindroth.
Mr. Lindroth, 41, has served as a member of Limelight’s board of directors since February 2008, but will resign his board position upon assuming the role of CFO. The company will immediately begin a search for an independent director to fill this vacancy.
Prior to joining Limelight Networks, Mr. Lindroth served as a General Partner of Bayview Investment Company. He is a member of the Board of Directors of BakBone Software Incorporated, a developer and distributor of data backup, restoration, disaster recovery, replication and storage reporting software, where he also served as Chief Financial Officer from April 2007 to May 2007. From 1997 through February 2006, Mr. Lindroth served in various capacities for Memec Group Holdings Limited, a privately held company and a specialty semiconductor distributor, including as its Chief Financial Officer beginning in 2003.
About Limelight Networks, Inc.
Limelight Networks, Inc. (Nasdaq: LLNW) is a content delivery partner enabling the next wave of Internet business and entertainment. More than 1300 Internet, entertainment, software, and technology brands trust our robust, scalable platform to monetize their digital assets by delivering a brilliant online experience to their global audience. Our architecture bypasses the busy public Internet using a dedicated optical network that interconnects thousands of servers and delivers massive files at the speed of light — directly to the access networks that consumers use every day. Our proven network and passion for service provides our customers confidence that every object in their library will be delivered to every user, every time. Read our blog at http://blog.llnw.com or visit http://www.limelightnetworks.com for more information.
Copyright (C) 2008 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners
Media Contact:
Paul Alfieri of Limelight Networks, Inc.
+1-917-297-4241
palfieri@llnw.com